SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1933

       Date of Report (date of earliest event reported) November 17, 1997


                           BAY BANKS OF VIRGINIA, INC.
             (Exact name of registrant as specified in its charter)


       Virginia                         33-22579                  54-1838100
(State or other jurisdiction          (Commission             (I.R.S. Employer
of incorporation or organization)     File Number)           Identification No.)


                              100 South Main Street
                           Kilmarnock, Virginia 22482
          (Address of principal executive offices, including zip code)

        Registrant's telephone number, including area code: (804)435-1171


Item 2. Acquisition or Disposition of Assets

         The Bank of Lancaster (the "Bank"), a wholly owned subsidiary of Bay Banks of Virginia, Inc., a bank holding company organized under the laws of Virginia (the "holding company"), acquired two branches of Signet Bank from Union Bankshares Corporation. Please refer to the following Press Release dated November 17, 1997.

Contact: Hazel Pittman                            FOR IMMEDIATE RELEASE
Phone: 804-435-1171                               November 17, 1997




                     BANK OF LANCASTER AND UNION BANKSHARES
                              ANNOUNCE BRANCH SALE


(KILMARNOCK, VA.; BOWLING GREEN, VA.) Austin L. Roberts, III, President and Chief Executive Officer of Bank of Lancaster, Kilmarnock, together with G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation, Bowling Green, jointly announced today that an agreement has been reached for Bank of Lancaster to purchase from Union Bankshares the Signet branches located in Montross and Warsaw, Virginia. In connection with its transaction with Signet, Union was required to sell the branches in order not to exceed the deposit market share limitations mandated by the federal regulatory agencies. These two offices have aggregate deposits of approximately $24.5 Million.
         Said acquisition requires the approval of various regulatory agencies and the satisfaction of certain other standard conditions. It is expected that the acquisition will close early February l998.
         With the Montross and Warsaw offices, Bank of Lancaster will have five locations in the Northern Neck to include its Main Office and a branch located in Kilmarnock and a branch in White Stone.
         In making this announcement, President and CEO Austin Roberts advised that "Bank of Lancaster is extremely pleased and excited about the opportunity to enter these new markets and to bring with us the friendly, personal and professional service that has become our Bank's trademark over the past 68 years." He reported that the Bank's Strategic Plan speaks directly to branching opportunities and he feels these two offices provide a significant step in meeting the objectives of this Plan. Roberts stated, "We feel there is no substitute for the service and flexibility provided by a hometown, community Bank. It is our desire as we enter these new markets to show our commitment to provide not only quality products and service but to also show our commitment to pay our `civic rent' and to do whatever we can to improve the quality of life in the communities we are proud to serve. This has been and will continue to be a part of our Bank's mission, and we look forward to continuing this philosophy as we proudly serve the residents of both Montross and Warsaw."


                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on November 17, 1997.


                                         BAY BANKS OF VIRGINIA, INC.

                                         By:  /s/  Paul T. Sciacchitano
                                              -------------------------
                                              Paul T. Sciacchitano
                                              Treasurer